Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-165451

Prospectus Supplement
(To Prospectus Dated March 16, 2010)

 4,000,000 Shares

Common Stock

We are offering 4,000,000 shares of our common stock, par value $1.00 per share, to be sold in this offering.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “OKSB.” The last reported sale price of our common stock on the NASDAQ Global Select Market on April 26, 2010 was $13.68 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14.

	Per share	Total

Public offering price	$12.50	$50,000,000
Underwriting discount	$0.6875	$2,750,000
Proceeds to us (before expenses)	$11.8125	$47,250,000

This is a firm commitment underwriting. We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock at the same price to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock only in book-entry form through the facilities of The Depository Trust Company on or about April 29, 2010.

Stifel Nicolaus
Stephens Inc.

The date of this prospectus supplement is April 27, 2010.

BANK OF KANSAS
Hutchinson
South Hutchinson
West Wichita
Harper
Wichita
Anthony
Mayfield
Kansas City
Overland Park
Stillwater
Tulsa
Edmond
Oklahoma City
Chickasha
35
SNB
Dallas
Austin
Houston
San Antonio
Tilden

Kansas Oklahoma Texas

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the prospectus, which describes more general information about us, our common stock, and other securities that we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement or incorporated by reference is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations, and prospects may have changed since that date.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, the terms “we,” “us,” and “our” refer to Southwest Bancorp and our subsidiaries; except that in the discussion of our capital stock and related matters these terms refer solely to Southwest Bancorp and not to any of our subsidiaries.

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CAUTION ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the documents incorporated by reference into it, and the accompanying prospectus that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance and the financial performance of our operating segments;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	estimates of the value of acquired assets, deposits, and other liabilities;

•	assessments of liquidity, contractual obligations, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the Securities and Exchange Commission, or SEC.

The cautionary statements in this prospectus supplement, the accompanying prospectus, and any documents incorporated by reference in this prospectus supplement also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus supplement and the accompanying prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

S-iii

•	the willingness of users to substitute competitors’ products and services for our products and services;

•	the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

•	technological changes;

•	the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

•	the growth and profitability of non-interest or fee income being less than expected;

•	changes in the level of our non-performing assets and charge-offs;

•	our ability to limit operating expenses;

•	changes in consumer spending and savings habits;

•	unanticipated regulatory or judicial proceedings; and

•	the other matters described under “Risk Factors” beginning on page S-14.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference. Unless otherwise indicated, the information contained in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares to cover over-allotments.

SOUTHWEST BANCORP, INC.

Southwest Bancorp is the registered bank holding company for Stillwater National Bank and Trust Company (which we refer to as Stillwater National in this prospectus supplement) and Bank of Kansas. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. We became a public company in late 1993 with assets of approximately $434.0 million. At December 31, 2009, we had total assets of $3.1 billion, deposits of $2.6 billion, and shareholders’ equity of $309.8 million.

Our areas of expertise focus on the special financial needs of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. We established a strategic focus on healthcare lending in 1974. We provide credit and other services, such as deposits, cash management, and document imaging, for physicians and other healthcare practitioners to start or develop their practices and finance the development and purchase of medical offices, clinics, surgical care centers, hospitals, and similar facilities. Each of our division presidents is trained to make use of our specialized Healthcare Lending Group, which consists of a divisional President, two senior lenders, and two dedicated credit analysts. As of December 31, 2009, approximately $697.7 million, or 27%, of our loan portfolio was loans to individuals and businesses in the healthcare industry.

We also focus on commercial real estate mortgage and construction credits. Many of our real estate credits are to owner-occupants, who use the property for conducting their business and not primarily for investment. We do not focus on one to four family residential development loans or “spec” residential property credits. Additionally, subprime lending has never been a part of our business strategy, and our exposure to subprime loans and subprime lenders is minimal. One to four family mortgages account for less than 5% of total loans. As of December 31, 2009, approximately $1.883 billion, or 71%, of our loan portfolio was commercial real estate mortgages and construction loans, including $392 million of loans to individuals and businesses in the healthcare industry. Our commercial real estate, construction, and commercial loans are concentrated in states that have experienced less adverse effects from the recession than many others. Texas accounts for over 40% of commercial real estate loans and over 60% of our constructions loans, while states not in our primary three-state market account for less than 12% in each category. Oklahoma accounts for almost half of our commercial loans, while states not in our primary market area account for less than 12% of our commercial loans.

Strategic Vision

We focus on converting our strategic vision into long-term shareholder value. Our strategic vision includes a commercial banking model and a community banking model focused on more traditional banking operations in our three-state market. At December 31, 2009, our eleven Oklahoma offices accounted for $933.2 million in loans, or 35% of total portfolio loans, our seven Texas offices accounted for $1.1 billion in loans, or 40% of total portfolio loans, our nine Kansas offices accounted for $359.6 million in loans, or 14% of total portfolio loans, and our Other States Banking segment accounted for $277.5 million in loans, or 10% of total portfolio loans.

Our banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customers’ needs for speed, efficiency, and information and complement more traditional banking products. We have developed a highly automated lockbox, imaging, and information service for commercial customers called “SNB Digital Lockbox,” as well as deposit products that automatically sweep excess funds from commercial demand deposit accounts and invest them in interest bearing funds. Other specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently. We maintain close relationships with businesses, their principals, and professionals to fulfill their banking needs throughout the development of their businesses and professional lives.

We have pursued geographic growth through de novo expansion and through selective acquisitions. Since 2002, we have used the de novo model to expand into Dallas, Austin, San Antonio, and Houston, Texas, and Wichita and Kansas City, Kansas. In addition, we have acquired three relatively small banks. In 2006, Stillwater National acquired a Texas bank that gave us an additional commercial banking office in an important medical market area in San Antonio and a community banking office in Tilden, Texas. In 2007, we acquired a Kansas bank that gave us two community banking offices in the Hutchinson, Kansas market that provide existing community banking business and healthcare and commercial banking opportunities. In the second quarter of 2009, Bank of Kansas acquired loans with a fair value of $117.1 million, deposits of $135.0 million, and certain other assets and liabilities of First National Bank of Anthony, Anthony, Kansas, in a Federal Deposit Insurance Corporation assisted transaction with loss sharing. We refer to the Federal Deposit Insurance Corporation as the “FDIC.” The loss sharing agreement requires the FDIC to cover 80% of any net losses on covered loans and related assets up to $35.0 million and 95% of net losses above $35.0 million. (Assets subject to these agreements are referred to as “covered”.) The First National Bank of Anthony transaction gave us five additional community banking offices in Kansas.

Operating Segments

We operate a total of six principal segments: Oklahoma Banking, Texas Banking, Kansas Banking, Other States Banking, Secondary Market, and Other Operations. The Oklahoma, Texas, and Kansas Banking segments provide lending and deposit services to customers in those respective states. The Other States Banking segment provides lending services to customers of our offices in Oklahoma, Texas, and Kansas who are located in other states. The Other States loans have been made to borrowers in 37 states and primarily consist of healthcare and commercial real estate loans. The Secondary Market segment consists of two operating units: one that provides student lending services to post-secondary students in Oklahoma and several other states and the other that provides residential mortgage lending services to customers in Oklahoma, Texas, and Kansas. Other Operations includes our funds management unit, including our wholesale funding operations. The primary purpose of the funds management unit is to manage our overall liquidity needs and interest rate risk. Each segment borrows funds from and provides funds to the funds management unit as needed to support its operations. The Other Operations segment also includes our retail brokerage affiliate, SNB Investor Services and corporate investments. Following is summary segment information at and for each of the three years ended December 31, 2009.

	As of and for the Years Ended December 31,
	2009		2008		2007
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total
	(Dollars in thousands)

Net Income
Oklahoma banking	$12,160	93.67%	$12,505	83.92%	$15,937	74.55%
Texas banking	10,722	82.59	7,551	50.67	6,550	30.64
Kansas banking	424	3.27	(1,122)	(7.53)	859	4.02
Other states banking	(1,618)	(12.46)	2,756	18.50	2,163	10.12
Secondary market	(148)	(1.14)	(144)	(0.97)	1,097	5.13
Other operations	(8,558)	(65.93)	(6,645)	(44.59)	(5,228)	(24.46)

Consolidated net income	$12,982	100.00%	$14,901	100.00%	$21,378	100.00%

	As of and for the Years Ended December 31,
	2009		2008		2007
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total
	(Dollars in thousands)

Total Loans
Oklahoma banking	$933,150	34.98%	$966,243	37.87%	$876,085	39.61%
Texas banking	1,054,404	39.52	947,603	37.14	759,389	34.33
Kansas banking	359,633	13.48	304,855	11.95	282,846	12.79
Other states banking	277,512	10.40	275,805	10.81	227,237	10.27
Secondary market	43,134	1.62	56,941	2.23	66,275	3.00
Other operations	—	—	—	—	—	—

Consolidated total loans	$2,667,833	100.00%	$2,551,447	100.00%	$2,211,832	100.00%

Total Assets
Oklahoma banking	$950,355	30.57%	$984,298	34.18%	$883,156	34.44%
Texas banking	1,044,324	33.60	945,907	32.85	759,837	29.63
Kansas banking	441,114	14.19	310,503	10.78	294,927	11.50
Other states banking	275,653	8.87	272,599	9.47	230,109	8.97
Secondary market	45,148	1.45	61,149	2.12	71,843	2.80
Other operations	351,697	11.32	305,306	10.60	324,426	12.66

Consolidated total assets	$3,108,291	100.00%	$2,879,762	100.00%	$2,564,298	100.00%

Total Deposits
Oklahoma banking	$1,640,839	63.29%	$1,394,008	63.94%	$1,278,954	62.13%
Texas banking	160,064	6.17	133,745	6.13	127,053	6.17
Kansas banking	283,506	10.93	146,182	6.71	120,754	5.87
Others states banking	—	—	—	—	—	—
Secondary market	1,527	0.06	1,550	0.07	1,346	0.07
Other operations	506,794	19.55	504,637	23.15	530,472	25.76

Consolidated total deposits	$2,592,730	100.00%	$2,180,122	100.00%	$2,058,579	100.00%

As shown above, $2.3 billion, or 88.0%, of our loans at December 31, 2009 were in Texas, Oklahoma, and Kansas, while $277.5 million, or 10.4%, were in states outside our primary three-state market area. Loans in the Other States Banking segment included 33 loans in Arizona totaling $71.8 million, 27 loans in Colorado totaling $32.1 million, 11 loans in New Mexico totaling $29.7 million, eight loans in Iowa totaling $25.2 million, and loans in 33 other states with the largest state balance being $11.6 million. At December 31, 2009, our commercial real estate mortgage loans included $505.0 million in Texas, $449.8 million in Oklahoma, $117.4 million in Kansas, and $141.5 million in other states, and our construction loans included $402.0 million in Texas, $137.0 million in Oklahoma, $47.9 million in Kansas, and $72.2 million in other states. Approximately 66.3% of our nonperforming loans are in our primary market area, with Texas having the largest share at 42.0%. Our Other States Banking segment accounted for $35.8 million, or 33.7%, of total nonperforming loans. Nonperforming loans in our Other States Banking segment included $13.7 million in Arizona, $11.8 million in New Mexico, $7.4 million in Missouri, $0.6 million each in Colorado and Louisiana, and a total of $1.7 million in the other 27 states. At December 31, 2009, Texas accounted for $154.6, or 60%, of our potential problem loans, while states outside of our primary market area accounted for $54.9 million, or 21.3%, of potential problem loans. Potential problem loans in the Other States Banking segment include $18.3 million in Arizona, $17.4 million in Colorado, $10.1 million in California, and $9.1 million in Iowa.

Support and Control Functions

Support and control functions are centralized, although each segment has support and control personnel. Costs of centrally managed support and control functions other than funds management (which is included in our Other Operations segment) are allocated to the Banking and Secondary Market segments. Our philosophy of customer service extends to support and control functions. We manage and offer products that are technology based, or that otherwise are more efficiently offered centrally, through our home office. These include products that are marketed through the regional offices, such as our internet banking product for commercial and retail customers (SNB DirectBanker®), commercial information, and item processing services (SNB Digital Lockbox). Our technology products are marketed both to existing customers and to help develop new customer relationships. Use of these products by customers enables us to serve our customers more effectively, use our resources more efficiently, and increase fee income.

Historical Performance

The following table highlights our recent growth and performance.

	As of and for the Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Net income	$12,982	$14,901	$21,378	$25,997	$21,014
Net income available to common shareholders	8,837	14,658	21,378	25,997	21,014
Diluted earnings per share	0.60	1.00	1.46	1.79	1.55
Total assets	3,108,291	2,879,762	2,564,298	2,170,628	2,099,639
Total loans (including loans held for sale)	2,667,833	2,551,447	2,211,832	1,791,190	1,735,880
Allowance for loan losses	62,413	39,773	29,584	27,293	23,812
Total deposits	2,592,730	2,180,122	2,058,579	1,765,611	1,657,820
Shareholders’ equity	309,778	302,203	217,609	197,510	170,444
Book value per common share	16.46	16.18	15.16	13.87	12.16
Net interest margin	3.38%	3.36%	4.20%	4.42%	4.30%
Efficiency ratio	50.45	59.03	59.72	51.11	50.24
Return on average assets	0.43	0.54	0.94	1.18	1.01
Return on average common equity	3.65	6.44	10.19	13.99	13.78
Allowance for loan losses to portfolio loans(1)	2.46	1.59	1.38	1.70	1.76
Allowance for loan losses to nonperforming loans(1)	58.77	62.16	100.04	92.97	100.96
Net charge-offs to average loans(1)	0.64	0.37	0.37	0.59	0.87
Tier I capital to risk-weighted assets	13.28	13.01	9.71	12.25	12.95
Total capital to risk-weighted assets	14.55	14.26	10.97	13.50	14.21
Leverage ratio	12.42	13.06	10.23	10.91	10.24

(1)	Excludes covered loans.

We continue our strategic focus on building long-term shareholder value. The decrease in our earnings in 2009 is linked to current economic conditions that have required increases in our allowance for loan losses. Consistent with our strategy, in the face of these conditions, we took important steps that we believe will make us better positioned both now and when the economy improves. These include:

•	We are emphasizing prudent lending in carefully selected markets in Texas, Oklahoma, and Kansas. We reduced our growth rate in portfolio loans to 5% in 2009, of which 3% is attributable to the FDIC-assisted transaction. At year-end, Texas and Kansas together accounted for over half of portfolio loans; and

•	We are focusing on capital to support lending and other activities. At December 31, 2009, our capital levels substantially exceed all regulatory capital requirements and the amounts necessary to qualify as “well capitalized” for regulatory purposes.

Beyond 2010, we see opportunities for us to build revenues and shareholder value through prudent loan growth as the economy improves. We continue to see healthcare financial services as a very important, long-term source of new revenue as our population grows older, lives longer, and prefers staying in their home communities for their lifetimes. Healthcare opportunities include our traditional healthcare services and also government guaranteed financing for rural healthcare facilities, focusing on areas and cities with populations of less than 100,000. We currently are providing funding for three new hospitals under construction in rural areas of three different states under a United States Department of Agriculture (referred to as the USDA) program, which provides a USDA guarantee upon completion of each project. We also expect the market for commercial lending and commercial real estate mortgage and construction lending will improve sooner in Texas, Oklahoma, and Kansas than in many other markets across the country, but we expect to continue to reduce our non-healthcare commercial real estate mortgage and construction lending concentration.

Asset Quality

The continuing weaknesses in the commercial real estate markets have led to increases in our levels of problem loans and potential problem loans. Real estate construction and commercial real estate represents the majority of our problem assets in each of our markets. Excluding covered assets, nonperforming assets increased to $124.6 million and 4.87% of portfolio loans and other real estate owned as of December 31, 2009 from $70.1 million and 2.80% of portfolio loans and other real estate owned at December 31, 2008.

During 2008 and 2009, we continued to evaluate the appropriate limits on types of lending based upon regular, disciplined studies of commercial real estate and healthcare markets. In 2010, we plan to reduce the percentage of commercial real estate and commercial real estate construction loans to portfolio loans and capital in view of current economic conditions. Our plan’s focus is on reductions in subcategories of commercial real estate loans that are identified in our regular real estate market reviews. In general, and with some exceptions regarding locations and types of facilities, we will continue to make healthcare related commercial or mortgage lending on owner-occupied properties that otherwise meet our underwriting and concentration criteria. These changes have significant effects on loan growth. Year-over-year, outstanding portfolio loans increased by $130.2 million, or 5%; however, the growth was driven by the acquisition of $117.1 million of loans in the First National Bank of Anthony transaction and significant advances on commitments made in 2008. We expect our loans to decrease in 2010 as a result of our plans.

Through the years, we have demonstrated the ability to resolve problem commercial real estate and commercial loans, due to our focus on guarantors, the location of collateral in markets which have not experienced as much volatility as many markets in the country, and our resolution process. We have taken a number of actions in the last year to improve the resolution process. These include organization of a new loan workout group headed by a Senior Vice President and Chief Loan Resolution Officer and establishment of the Action Control Group, a committee of senior credit officers now led by the Chief Loan Resolution Officer, which meets weekly and maintains focus on the resolution of the largest and higher-risk problem and potential problem credits.

Excluding covered loans, nonaccrual loans were $105.9 million as of December 31, 2009, an increase of $46.6 million from December 31, 2008. These loans are carried at their estimated collectible amounts and no longer accrue interest. Noncovered loans 90 days or more past due, another component of nonperforming assets, were $310,000 as of December 31, 2009 and decreased $4.4 million from December 31, 2008. These loans are deemed to have sufficient collateral and are in the process of collection.

Performing loans considered potential problem loans, which are not included in the past due or nonaccrual categories but for which known information about possible credit problems causes management to be uncertain as to the continued ability of the borrowers to comply with the present loan repayment terms in future periods, amounted to $267.3 million at December 31, 2009, an increase of $135.8 million from December 31, 2008.

At December 31, 2009, the allowance for loan losses was $62.4 million, up 57% from year-end 2008 and represented 2.46% of noncovered portfolio loans versus 1.59% of noncovered portfolio loans at December 31, 2008. The methodology used to determine the appropriate amount of the allowance for loan losses at a particular time includes consideration of risk factors related to our company and to our markets, including regular assessments of national and local economic conditions and trends. For the year ended December 31, 2009, the provision for loan losses increased by $20.2 million, or 106%, over the provision for the year ended December 31, 2008. The provision for loan losses exceeded net charge-offs by $22.6 million for the year.

Regulatory Agreement and Commitments

Our levels of nonperforming assets and our concentrations in commercial real estate loans have led to agreements with and commitments to our banking regulators, including a formal agreement between Stillwater National and the Office of the Comptroller of the Currency (which we refer to as the OCC), an informal agreement with the OCC to maintain Tier 1 leverage ratio of at least 8.5% and a total capital to risk weighted assets ratio of at least 12.5%, and informal commitments to the Federal Reserve.

Stillwater National remains well-capitalized for regulatory purposes and exceeds the general minimum ratios for well-capitalized status and the higher levels to which we have committed. At December 31, 2009, Stillwater National had a Tier 1 leverage ratio of 11.37%, a Tier 1 risk based capital ratio of 12.00%, and a total capital to risk weighted assets ratio of 13.84%. Generally applicable regulatory minimums to be well-capitalized are a Tier 1 leverage ratio of 5.00%, a Tier 1 risk based capital ratio of 6.00%, and a total capital to risk weighted assets ratio of 10.00%.

Our principal executive offices are located at 608 South Main Street, Stillwater, Oklahoma 74074. Our telephone number is (405) 742-1800.

RECENT DEVELOPMENTS

On April 19, 2010, we announced unaudited results for the first quarter of 2010. Our net income available to common shareholders for the first quarter of 2010 was $3.3 million, or $0.23 per diluted share, compared to $296,000, or $0.02 per diluted share, for the first quarter of 2009. At March 31, 2010, total assets were $3.1 billion.

The $3.0 million increase in our net income available to common shareholders from first quarter 2009 is the result of a $5.8 million increase in net interest income and a $2.4 million decrease in the provision for loan losses, offset in part by a $2.3 million decrease in noninterest income, a $2.1 million increase in income tax expense, and a $659,000 increase in noninterest expense.

Net interest income totaled $26.8 million for first quarter 2010, compared to $21.0 million for first quarter of 2009, an increase of $5.8 million, or 27%. Net interest margin was 3.59% for the first quarter of 2010, compared to 3.00% for the first quarter of 2009. Included in first quarter 2010 net interest income is $394,000 from the resolution of a nonperforming loan and discount accretion on loans and loss share receivable, offset in part by interest reversals on nonaccrual loans.

Our provision for loan losses totaled $8.5 million for the first quarter of 2010, compared to $10.9 million for the first quarter of 2009. Noncovered net charge-offs totaled $5.8 million, or 0.93% (annualized), of average noncovered portfolio loans for the first quarter of 2010, compared to $4.4 million, or 0.71% (annualized), for the first quarter of 2009.

At March 31, 2010, our allowance for loan losses was $65.2 million, up 4% from December 31, 2009, and represented 2.59% of noncovered portfolio loans versus 1.83% of noncovered portfolio loans at March 31, 2009. The methodology used to determine the appropriate amount of the allowance for loan losses at a particular time includes consideration of risk factors related to us and to our markets, including regular assessments of national and local economic conditions and trends. The provision for loan losses decreased by $2.4 million, or 22%, from the provision for the first quarter of 2009. The provision for loan losses exceeded net charge-offs by $2.8 million for the first quarter of 2010.

Excluding covered assets, nonperforming assets decreased to $122.3 million and 4.82% of portfolio loans and other real estate as of March 31, 2010 from $124.6 million and 4.87% of portfolio loans and other real estate as of December 31, 2009.

Noninterest income totaled $4.2 million for the first quarter of 2010, compared to $6.5 million for the first quarter of 2009. The decrease in noninterest income was primarily the result of a $2.9 million decrease in gain on sale of investment securities, offset in part by a $496,000 increase in service charges and fees.

Noninterest expense totaled $15.3 million for the first quarter of 2010, compared to $14.6 million for the first quarter of 2009. The increase consists of a $596,000 increase in FDIC and other insurance expense, a $341,000 increase in personnel expense due to staffing for the offices acquired in June 2009 in First National Bank of Anthony transaction, and a $208,000 increase in other real estate expense, offset in part by a $555,000 decrease in provision for unfunded loan commitments. Our efficiency ratio for the first quarter of 2010 improved to 49.25% from 53.06% and 49.69% for first and fourth quarters of 2009, respectively.

At March 31, 2010, total assets of $3.1 billion and total loans of $2.6 billion were approximately the same as at year-end 2009. We are reducing student loan activities due to changes in student lending, regulations. During the quarter student loans were reduced by $26.0 million, or 72%, due to sales. These sales generated $624,000 in gains on sale of loans, which is included in noninterest income.

At March 31, 2010, we exceeded all applicable regulatory capital requirements and each of our banking subsidiaries met the criteria for regulatory classification as “well-capitalized”. Designation as a well-capitalized institution under regulations does not constitute a recommendation or endorsement by Federal bank regulators.

The following table presents our summary consolidated financial information for the periods ended March 31, 2010 and 2009. This summary consolidated financial data is unaudited and should be read in conjunction with our consolidated financial statements, including the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of management, this summary consolidated financial information includes all adjustments that are necessary for a fair presentation. Past performance is not necessarily predictive of future performance, and prior results should not be considered indicative of the results to be expected for any future period.

	As of and for the Three Months
	Ended March 31,
	2010	2009
	(Dollars in thousands, except per share data)

Operations Data
Interest income	$36,759	$35,786
Interest expense	9,958	14,748

Net interest income	26,801	21,038
Provision for loan losses	8,531	10,882
Gain on sales of loans and securities, net	992	3,639
Other noninterest income	3,186	2,838
Noninterest expense	15,258	14,599

Income before taxes	7,190	2,034
Taxes on income	2,818	705

Net income	$4,372	$1,329

Net income available to common shareholders	$3,329	$296

Dividends
Preferred stock	$875	$875
Common stock	—	348
Per Share Data:
Basic earnings per common share	$0.23	$0.02
Diluted earnings per common share	0.23	0.02
Common stock cash dividends	0.00	0.0238
Book value per common share(1)	16.79	16.01
Tangible book value per common share(1)(2)	16.33	15.52
Weighted average common shares outstanding:
Basic, net of unvested restricted stock	14,712,772	14,555,058
Diluted, net of unvested restricted stock	14,724,753	14,627,127
Financial Condition Data:(1)
Investment securities	$260,837	$179,006
Noncovered portfolio loans(3)	2,516,397	2,526,293
Loans held for sale(3)	25,586	76,404
Total noncovered loans(3)(4)	2,541,983	2,602,697
Covered portfolio loans(5)	76,909	—
Interest-earning assets	2,938,690	2,738,432
Total assets	3,074,923	2,928,133
Noninterest-bearing deposits	317,896	274,175
Interest-bearing deposits	2,236,269	2,055,914
Total deposits	2,554,165	2,330,089
Other borrowings	103,620	193,739
Subordinated debentures	81,963	81,963
Total shareholders’ equity	315,341	300,406
Common shareholders’ equity	248,136	233,857
Mortgage servicing portfolio	241,224	179,959

	As of and for the Three Months
	Ended March 31,
	2010	2009
	(Dollars in thousands)

Selected Ratios
Return on average assets	0.57%	0.18%
Return on average total shareholders’ equity	5.61	1.77
Return on average common equity	5.42	0.50
Net interest margin	3.59	3.00
Efficiency ratio(6)	49.25	53.06
Average assets per employee(7)	$6,758	$6,890
Asset Quality
Allowance for loan losses(1)	$65,168	$46,262
Allowance for loan losses to noncovered portfolio loans(1)	2.59%	1.83%
Noncovered nonperforming loans(1)(9)	$103,512	$83,935
Noncovered nonperforming loans to noncovered portfolio loans(1)(9)	4.11%	3.32%
Allowance for loan losses to noncovered nonperforming loans(1)(9)	62.96	55.12
Noncovered nonperforming assets(1)(8)	$122,321	$89,286
Noncovered nonperforming assets to noncovered portfolio loans and noncovered other real estate(1)(8)	4.82%	3.53%
Net noncovered loan charge-offs to average noncovered portfolio loans (annualized)	0.93	0.71
Covered nonperforming loans(1)(5)(9)	$16,548	$—
Covered nonperforming loans to covered portfolio loans(1)(9)	21.52%	—
Covered nonperforming assets(1)(5)(8)	$21,037	$—
Covered nonperforming assets to covered portfolio loans and covered other real estate(1)(8)	25.84%	—
Capital Ratios
Average shareholders’ equity to average assets
Total	10.18	10.47
Common	8.02	8.19
Tier 1 capital to risk-weighted assets(1)	14.00	12.85
Total capital to risk-weighted assets(1)	15.28	14.11
Leverage ratio	12.32	12.72
Tangible equity to tangible assets(1)(2)	7.87	7.76

(1)	At period end.

(2)	These are not measures recognized under generally accepted accounting principles, or GAAP, and are therefore considered to be non-GAAP financial measures. See “Annex A: Non-GAAP Financial Measures” for a reconciliation of these measures to their most comparable GAAP-based measures.

(3)	Net of unearned discounts but before deduction of allowance for loan losses.

(4)	Total loans include loans held for sale.

(5)	These loans or other assets are covered by the FDIC loss share agreements and are shown net of unearned discounts.

(6)	The efficiency ratio equals noninterest expenses divided by the total of net interest income and total noninterest income as shown on the Consolidated Statements of Operations.

(7)	The average assets per employee equals average assets for period divided by the number of full-time equivalent employees at period-end.

(8)	Nonperforming assets consist of nonperforming loans and other real estate owned.

(9)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, and loans with restructured terms.

THE OFFERING

Company	Southwest Bancorp, Inc.

Common stock offered(1)	4,000,000 shares

Offering price per share	$12.50

Shares of common stock outstanding after the offering(1)(2)	18,784,998

Net proceeds to us(1)	We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $47,035,000, after deducting the underwriting discount and the offering expenses payable by us.

Use of proceeds	We intend to use our net proceeds to increase our working capital and for general corporate purposes, including investment in Stillwater National or Bank of Kansas. Pending these uses, we may invest net proceeds in marketable investment securities or short-term, interest-bearing assets.

Risk factors	See “Risk Factors” beginning on page S-14 and other information included or incorporated by reference in this prospectus supplement for a discussion of factors that you should consider before investing in our common stock.

Dividends on common stock	We did not declare a dividend for the first quarter of 2010. Our quarterly dividends declared for the year ended December 31, 2009, totaled $0.0952 per share.

NASDAQ Global Select Market symbol	“OKSB”

(1)	Assumes that the underwriters will not exercise their option to purchase up to an additional 600,000 shares of our common stock to cover over-allotments, if any.

(2)	The number of shares outstanding after the offering is based on the number of shares outstanding as of April 26, 2010, plus the number of shares of common stock offered by us. If the underwriters exercise their option in full, 19,384,998 shares of our common stock will be outstanding immediately after the offering. The number of shares of our common stock outstanding after the offering shown above excludes a total of:

•	703,753 shares that we may issue upon exercise of a warrant issued in connection with our sale of securities to the United States Department of the Treasury, which we refer to as the Treasury Department, under its Capital Purchase Program;

•	285,677 shares that we may issue upon the exercise of stock options outstanding as of April 26, 2010, at a weighted average exercise price of $21.44 per share; and

•	805,298 additional shares that we may issue under the Southwest’s Bancorp 2008 Stock Based Award Plan and Employee Stock Purchase Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial information for each of the five years in the period ended December 31, 2009. The summary consolidated financial data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements, including the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement. The financial data as of and for each of the five years ended December 31, 2005 through 2009 are derived from our audited financial statements. Past performance is not necessarily predictive of future performance, and prior results should not be considered indicative of the results to be expected for any future period.

	As of and for the Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Operations Data
Interest income	$150,399	$162,794	$177,068	$169,760	$137,344
Interest expense	51,708	73,075	84,471	76,808	52,115

Net interest income	98,691	89,719	92,597	92,952	85,229
Provision for loan losses	39,176	18,979	8,947	12,187	16,155
Gain on sales of loans and securities, net(1)	5,888	3,566	4,923	3,689	4,915
Other noninterest income(2)	16,048	12,572	11,510	12,973	12,368
Noninterest expense(3)	60,858	62,488	65,108	56,021	51,503

Income before taxes	20,593	24,390	34,975	41,406	34,854
Taxes on income	7,611	9,489	13,597	15,409	13,840

Net income	$12,982	$14,901	$21,378	$25,997	$21,014

Net income available to common shareholders	$8,837	$14,658	$21,378	$25,997	$21,014

Dividends
Preferred stock	$3,500	$243	$—	$—	$—
Common stock	1,398	5,519	5,299	4,681	4,035
Per Share Data
Basic earnings per common share	$0.60	$1.01	$1.49	$1.84	$1.60
Diluted earnings per common share	0.60	1.00	1.46	1.79	1.55
Common stock cash dividends	0.0952	0.3800	0.3700	0.3300	0.3000
Book value per common share(4)	16.46	16.18	15.16	13.87	12.16
Tangible book value per common share(4)(5)	15.99	15.69	14.66	13.78	12.14
Weighted average common shares outstanding
Basic, net of unvested restricted stock	14,625,847	14,471,242	14,291,041	14,151,624	13,155,742
Diluted, net of unvested restricted stock	14,689,517	14,641,521	14,606,149	14,483,941	13,559,885
Financial Condition Data(4)
Investment securities	$263,439	$264,166	$256,608	$270,519	$268,763
Noncovered portfolio loans(6)	2,539,294	2,494,506	2,145,557	1,602,726	1,352,433
Loans held for sale(6)	43,134	56,941	66,275	188,464	383,447
Total noncovered loans(6)(7)	2,582,428	2,551,447	2,211,832	1,791,190	1,735,880
Covered portfolio loans(8)	85,405	—	—	—	—
Interest-earning assets	2,933,856	2,817,496	2,478,429	2,079,380	2,007,248
Total assets	3,108,291	2,879,762	2,564,298	2,170,628	2,099,639
Noninterest-bearing deposits	324,829	261,941	257,067	254,415	224,555
Interest-bearing deposits	2,267,901	1,918,181	1,801,512	1,511,196	1,433,265
Total deposits	2,592,730	2,180,122	2,058,579	1,765,611	1,657,820
Other borrowings	103,022	295,138	218,356	138,094	204,508
Subordinated debentures	81,963	81,963	46,393	46,393	46,393
Total shareholders’ equity(9)	309,778	302,203	217,609	197,510	170,444
Common shareholders’ equity	242,741	235,811	217,609	197,510	170,444
Mortgage servicing portfolio	237,459	158,143	141,680	135,904	133,470
Selected Ratios
Return on average assets	0.43%	0.54%	0.94%	1.18%	1.01%
Return on average total shareholders’ equity	4.20	6.40	10.19	13.99	13.78
Return on average common equity	3.65	6.44	10.19	13.99	13.78
Net interest margin	3.38	3.36	4.20	4.42	4.30
Efficiency ratio(10)	50.45	59.03	59.72	51.11	50.24
Average assets per employee(11)	$6,411	$6,206	$4,661	$5,117	$5,448

	As of and for the Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Asset Quality
Allowance for loan losses(4)	$62,413	$39,773	$29,584	$27,293	$23,812
Allowance for loan losses to noncovered portfolio loans(4)	2.46%	1.59%	1.38%	1.70%	1.76%
Noncovered nonperforming loans(4)(12)	$106,197	$63,983	$29,571	$29,357	$23,585
Noncovered nonperforming loans to noncovered portfolio loans(4)(12)	4.18%	2.56%	1.38%	1.83%	1.74%
Allowance for loan losses to noncovered nonperforming loans(4)(12)	58.77	62.16	100.04	92.97	100.96
Noncovered nonperforming assets(4)(13)	$124,629	$70,075	$32,250	$31,230	$30,715
Noncovered nonperforming assets to noncovered portfolio loans and noncovered other real estate(4)(13)	4.87%	2.80%	1.50%	1.95%	2.26%
Net noncovered loan charge-offs	$16,754	$8,790	$6,656	$8,706	$11,334
Net noncovered loan charge-offs to average noncovered portfolio loans	0.64%	0.37%	0.37%	0.59%	0.87%
Covered nonperforming loans(4)(8)(12)	$13,458	—	—	—	—
Covered nonperforming loans to covered portfolio loans(4)(12)	15.76%	—	—	—	—
Covered nonperforming assets(4)(8)(13)	$18,206	—	—	—	—
Covered nonperforming assets to covered portfolio loans and covered other real estate(4)(13)	20.19%	—	—	—	—
Capital Ratios
Average shareholders’ equity to average assets
Total(9)	10.34%	8.49%	9.21%	8.47%	7.34%
Common	8.11	8.30	9.21	8.47	7.34
Tier I capital to risk-weighted assets(4)(9)	13.28	13.01	9.71	12.25	12.95
Total capital to risk-weighted assets(4)(9)	14.55	14.26	10.97	13.50	14.21
Leverage ratio(9)	12.42	13.06	10.23	10.91	10.24
Tangible common equity to tangible assets(4)(5)	7.61	7.96	8.23	9.05	8.11

(1)	Gain on sales includes $1.2 million gain due to the redemption of certain VISA USA common shares in 2008 and a $1.9 million gain on a partial disposition of an equity security in 2007.

(2)	Noninterest income in 2009 includes $3.3 million resulting from the gain on acquisition related to the FDIC-assisted acquisition of certain assets and liabilities of First National Bank of Anthony.

(3)	Noninterest expenses in 2007 include $3.3 million resulting from the write off of an ATM cash shortage and associated legal fees and $713,000 in litigation and settlement costs related to VISA USA.

(4)	At period end.

(5)	These are not measures recognized under GAAP, and are therefore considered to be non-GAAP financial measures. See “Annex A: Non-GAAP Financial Measures” for a reconciliation of these measures to their most comparable GAAP-based measures.

(6)	Net of unearned discounts but before deduction of allowance for loan losses.

(7)	Total loans include loans held for sale.

(8)	These loans or other assets are covered by the FDIC loss share agreements and are shown net of unearned discounts.

(9)	2008 and 2009 reflect our December 2008 issuance to the Treasury Department under its Capital Purchase Program of 70,000 shares of our Series B Preferred Stock and a warrant for the purchase of up to 703,753 shares of our common stock for net proceeds of $70.0 million.

(10)	The efficiency ratio equals noninterest expenses divided by the total of net interest income and total noninterest income as shown on the Consolidated Statements of Operations.

(11)	The average assets per employee equals average assets for year divided by the number of full-time equivalent employees at year-end.

(12)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, and loans with restructured terms.

(13)	Nonperforming assets consist of nonperforming loans and other real estate owned.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the following risk factors before you make an investment decision regarding our stock. Any of the risk factors may cause our future earnings to be lower or our financial condition to be less favorable than we expect. In addition, other risks of which we are not aware, or which we do not believe are material, may cause earnings to be lower or may hurt our financial condition. You should also consider the other information in this prospectus supplement and the accompanying prospectus, as well as in the documents incorporated by reference into them.

Risks Related to this Offering and Ownership of Our Common Stock

The market price for our common stock may be highly volatile, which may make it difficult for investors to resell shares of common stock at times or prices they find attractive.

The overall market and the price of our common stock may continue to be volatile as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in these Risk Factors and in “Caution About Forward-Looking Statements” on page S-iii of this prospectus supplement:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	the size of the public float of our common stock;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, or financings;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations as a result of general economic instability and recession. This volatility has had a significant effect on the market price of securities issued by many companies, including market price effects resulting from reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate, and there can be no assurances about the levels of the market prices for our common stock.

There is a limited trading market for our common shares, and you may not be able to resell your shares at or above the price you paid for them.

Although our common shares are listed for trading on the NASDAQ Global Select Market, the trading in our common shares has less liquidity than many other companies quoted on the NASDAQ Global Select Market. Our trading volume averaged approximately 101,000 shares per day over the three months ended March 31, 2010. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the market of willing buyers and sellers for our common shares at any given time.

This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. We cannot assure you that the volume of trading in our common shares will increase in the future. Additionally, general market forces may have a negative effect on our stock price, independent of factors affecting our stock specifically.

Future sales of our common stock or other securities may dilute the value of our common stock.

In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized and unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could adversely affect the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

On December 5, 2008, we sold to the Treasury Department a warrant to purchase up to 703,753 shares of our common stock at a price of $14.92 per common share. Our warrant and common shares issued upon the exercise of our warrant may be sold in the public market or in private transactions.

Our ability to pay dividends is limited by law, contract, and banking agency discretion.

No dividends on our common stock were declared for the first quarter of 2010. Our Board of Directors has not determined whether to declare dividends on our common stock in the future, and there can be no assurance that our regulators will allow us to pay dividends.

Our ability to pay dividends to our shareholders in the past and over the long term largely depends on our receipt of dividends from Stillwater National. Bank of Kansas does not currently pay dividends. The amount of dividends that Stillwater National may pay to us is limited by federal laws and regulations. In addition, the agreement entered into by Stillwater National requires prior approval of the OCC for any dividend by Stillwater National, and we have informally committed to consult with the Federal Reserve prior to declaring or paying any dividend, including interest payments on subordinated debentures, or receiving any dividend from Stillwater National or Bank of Kansas. We also have informally committed to submit any planned borrowing by our holding company for approval. Federal Reserve dividend policies state that funds should not be borrowed to pay dividends. We have no current plans for any additional holding company borrowings. The Federal Reserve could, at any time, prevent us from paying some or all dividends. Such a decision could result in reputation risk to us and could adversely affect our borrowing costs and liquidity.

We are prohibited from paying dividends on our common stock if the required payments on our Series B Preferred Stock issued to the Treasury Department and our subordinated debentures have not been made. We also may decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business.

Our participation in the Treasury Department’s Capital Purchase Program subjects us to additional restrictions, oversight, and costs, and has other potential consequences that could materially affect our business, results of operations, and prospects.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008, or the EESA, was signed into law. Under EESA, the Treasury Department has the authority to, among other things, invest in financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. Pursuant to this authority, the Treasury Department announced its Capital Purchase Program, under which it is purchasing preferred stock and warrants in eligible institutions, including us, to increase the flow of credit to businesses and consumers and to support the overall United States economy.

On December 5, 2008, we issued 70,000 shares of Series B Preferred Stock and a warrant to purchase up to 703,753 shares of common stock at an exercise price of $14.92 per share to the Treasury Department for an aggregate price of $70.0 million. As a result of our participation in the Capital Purchase Program:

•	We are subject to restrictions, oversight, and costs that may have an adverse impact on our financial condition, results of operations, and the price of our common stock. For example, the American Recovery and Reinvestment Act of 2009 and related regulations contain significant limitations on the amount and form of bonus, retention, and other incentive compensation that participants in the Capital Purchase Program may pay to executive officers and highly compensated employees. These provisions may adversely affect our ability to attract and retain executive officers and other key personnel.

•	The Capital Purchase Program imposes restrictions on our ability to pay cash dividends on, and to repurchase, our common stock.

•	The Treasury Department has the right to appoint two persons to our board of directors if we miss dividend payments for six dividend periods, whether or not consecutive, on the Series B Preferred Stock.

•	Future federal statutes may adversely affect the terms of the Capital Purchase Program that are applicable to us, and the Treasury Department may amend the terms of our agreement with them unilaterally if required by future statutes, including in a manner materially adverse to us.

•	Compliance with current and potential regulatory initiatives applicable to Capital Purchase Program participants as well as additional scrutiny from regulatory authorities may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

The Special Inspector General for the Troubled Asset Relief Program, or TARP, has requested information from Capital Purchase Program and other TARP participants, including a description of past and anticipated uses of the TARP funds and compensation paid to management. We, like other Capital Purchase Program participants, are required to submit monthly reports about our lending and activities to the Treasury Department. It is unclear at this point what the ramifications of such disclosure are or may be in the future.

The holders of our Series B Preferred Stock have rights that are senior to those of our common shareholders.

On December 5, 2008, we sold $70.0 million of our Series B Preferred Stock issued to the Treasury Department under the Capital Purchase Program, which ranks senior to common stock in the payment of dividends and on liquidation. The liquidation amount of the Series B Preferred Stock is $1,000 per share.

Restrictions on unfriendly acquisitions could prevent a takeover.

Our certificate of incorporation and bylaws contain provisions that could discourage takeover attempts that are not approved by our board of directors. The Oklahoma General Corporation Act includes provisions that make acquiring us more difficult. These provisions may prevent a future takeover attempt in which our shareholders otherwise might receive a substantial premium for their shares over then-current market prices. These provisions include supermajority provisions for the approval of certain business combinations and certain provisions relating to meetings of shareholders. Our certificate of incorporation also authorizes the issuance of additional shares without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

We will have broad discretion in applying the net proceeds of this offering and the use of proceeds may not enhance the market value of our common stock.

We have significant flexibility in applying the proceeds of this offering. We are not required to allocate the proceeds to any specific investment or transaction or other use. As part of your investment decision, you will not be able to assess or direct how we apply the net proceeds. We may not be able to fully or profitably deploy the proceeds of this offering. The price of our common stock may decline if the market does not view our use of the proceeds from this offering favorably.

Risks Relating to our Business

Difficult and unsettled market conditions have affected our profits and loan quality and may continue to do so for an unknown period.

The decrease in our earnings for 2009 is linked to current market conditions that have required increases in our allowance for loan losses. We expect unsettled conditions to continue and that they may increase the likelihood and the severity of adverse effects discussed in the following risk factors. In particular:

•	there may be less demand for our products and services;

•	competition in our industry could intensify as a result of increased consolidation of the banking industry;

•	it may become more difficult to estimate losses inherent in our loan portfolio;

•	loan delinquencies and problem assets may increase;

•	collateral for loans may decline in value, increasing loan to value ratios and reducing our customers’ borrowing power and the security for our loans;

•	deposits and borrowings may become more expensive relative to yields on loans and securities, reducing our net interest margin, and making it more difficult to maintain adequate sources of liquidity;

•	asset based liquidity, which depends upon the marketability of assets such as mortgages, may be reduced; and

•	compliance with new banking regulations enacted in connection with stimulus and other legislation may increase our costs, limit our ability to pursue business opportunities, and impair our ability to hire and retain talented managers.

Changes in interest rates and other factors beyond our control may adversely affect our earnings and financial condition.

Our net income depends to a great extent upon the level of our net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income we earn on loans, investments, and other interest-earning assets and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.

Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in world financial markets. We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Changes in the market interest rates for types of products and services in our various markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors. The results of our interest rate sensitivity simulation model depend upon a number of assumptions which may not prove to be accurate. There can be no assurance that we will be able to successfully manage our interest rate risk.

Changes in local economic conditions could adversely affect our business.

Our commercial and commercial real estate lending operations are concentrated in the metropolitan areas of Oklahoma City, Stillwater, Edmond, and Tulsa, Oklahoma, Dallas, Austin, San Antonio, and Houston, Texas, and Hutchinson, Wichita and Kansas City, Kansas. Our success depends in part upon economic conditions in these markets. Adverse changes in economic conditions in these markets could reduce our growth in loans and deposits, impair our ability to collect our loans, increase our problem loans and charge-offs, and otherwise negatively affect our performance and financial condition.

Adverse changes in healthcare-related businesses could lead to slower loan growth and higher levels of problem loans and charge-offs.

Loans to individuals and businesses involved in the healthcare industry, including business and personal loans to physicians, dentists, and other healthcare professionals, and loans to for-profit hospitals, nursing homes, suppliers, and other healthcare-related businesses, comprise 27% of our loan portfolio. Our strategy calls for continued growth in healthcare lending. This concentration exposes us to the risk that adverse developments in the healthcare industry could hurt our profitability and financial condition as a result of increased levels of nonperforming loans and charge-offs and reduced loan demand and deposit growth.

The recently enacted Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, is expected to have profound effects on the provision of healthcare in the United States. We have assessed its potential effects on the market for healthcare and our services for the healthcare industry, and believe it will have a net positive effect on them. However, the law is complex and implementation requires the adoption of significant additional regulations, most of which have not been issued for comment. As a result, our assessment may be wrong, which could have adverse effects on the growth and profitability of our healthcare business.

Our allowance for loan losses may not be adequate to cover our actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses in an amount which we believe is appropriate to provide for losses inherent in our loan portfolio. While we strive to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans included in our portfolio that will result in losses but that have not been identified as nonperforming or potential problem loans. We cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets or that we will be able to limit losses on those loans that are identified. As a result, future additions to the allowance may be necessary. Future additions also may be required based on changes in the loans comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions or as a result of incorrect assumptions by management in determining the allowance. Additionally, federal banking regulators, as an integral part of their supervisory function, periodically review our allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses could have a negative effect on our financial condition and results of operations.

Commercial and commercial real estate loans comprise 71% of our total loan portfolio. These types of loans typically are larger than residential real estate loans and other consumer loans. Because the loan portfolio contains a significant number of commercial and commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, which could have an adverse impact on our results of operations and financial condition.

The results of our most recent internal credit stress test may not accurately predict the impact on our financial condition if the economy’s performance is worse than we expect.

We perform internal assessments of our capital as part of our planning process. Our process includes stress testing using alternative credit quality assumptions in order to estimate their effects on loan loss provisions, net income, and regulatory capital ratios. The alternative assumptions include baseline credit quality assumptions and more adverse credit quality assumptions. Our stress testing methodology is based on the tests that were administered to the nation’s nineteen largest banks by the Treasury Department in connection with its Supervisory Capital Assessment Program, or SCAP, completed in April 2009, but our credit quality assumptions are less severe than those established for those institutions under SCAP in its more adverse stress test scenario. As a result, our estimates for loan losses are lower than those suggested by the SCAP assumptions.

We also have calculated the effects based on the SCAP test, and while we believe we have appropriately applied the Treasury Department’s assumptions in performing this internal stress test, results of this test may not be comparable to the results of stress tests performed and publicly released by the Treasury Department, and the results of this test may not be the same as if the test had been performed by the Treasury Department.

The results of these stress tests involve assumptions about the economy and future loan losses and default rates and may not accurately reflect the impact on our earnings or financial condition of actual future economic conditions. Actual future economic conditions may result in significantly higher credit losses than we assume in our stress tests, with a corresponding negative impact on our earnings, financial condition, and capital than those predicted by our internal stress test.

We use wholesale funding sources to supplement our core deposits, which exposes us to liquidity risk and potential earnings volatility or other adverse effects if we are unable to secure adequate funding.

We rely on wholesale funding, including Federal Home Loan Bank, or FHLB, borrowings, federal funds purchased, and brokered deposits, to supplement core deposits to fund our business. At December 31, 2009, these wholesale funding sources constituted less than 25% of our total deposits and other borrowings.

Wholesale funding sources are affected by general market conditions and the condition and performance of the borrower, and the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our operations. In addition, under Stillwater National’s formal agreement with the OCC and related OCC guidance it must obtain prior approval for increases in brokered deposits as a percentage of total deposits above the amount outstanding on December 31, 2009. At December 31, 2009, Stillwater National’s brokered deposits comprised less than 25% of total deposits. We believe, based upon our current levels of brokered deposits and our funding forecasts, that we have funding from other sources sufficient enough to avoid any increase in brokered deposit usage above that level and do not believe that we will be required to request approval for any such increase from the OCC. However, our deposit and funding forecasts may be inaccurate,or market conditions could change which could cause us to ask for such approval, and the OCC might not approve such an increase.

The continued availability to us of our funding sources cannot be assured, and we may find it difficult to retain or replace funds at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available to us in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature. If we do not have adequate sources of liquidity at attractive rates, we may have to constrain the growth of assets or reduce our asset size, which may adversely affect shareholder value. The terms “wholesale funding” and “core deposits” are non-GAAP financial measures. Please see “Annex A: Non-GAAP Financial Measures” for a reconciliation of these terms to their most directly comparable GAAP based measure.

Government regulation significantly affects our business.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Stillwater National is subject to regulation and supervision by the OCC. Bank of Kansas is subject to regulation and supervision by the FDIC and Kansas banking authorities. We are subject to regulation and supervision by the Federal Reserve. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies.

Changes in the laws, regulations, and regulatory practices affecting the banking industry may limit our ability to increase or assess fees for services provided, increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition. Federal economic and monetary policy may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

Increases in Federal Deposit Insurance may continue to adversely affect our income.

Our FDIC deposit insurance expense increased by $1.5 million, or 236%, in 2008 over 2007, and by $3.5 million, or 166%, in 2009 over 2008. We expect an additional deposit insurance increase in 2010 based upon a change in risk category, and in 2011 based upon a scheduled increase in the FDIC’s base rate. The FDIC may continue to raise our deposit insurance costs by increasing regular assessment rates and levying special assessments, which may significantly and adversely affect our net income.

We have entered into formal and informal agreements with the OCC and have made informal commitments to the Federal Reserve that may adversely affect our operations. Failure to comply with these agreements and commitments could subject us, Stillwater National, and our directors to additional enforcement actions and could damage our reputation.

Our agreements and commitments with the OCC and the Federal Reserve relate primarily to our concentration in commercial real estate lending and our high levels of nonperforming and potential nonperforming loans, most of which are commercial real estate loans. Although we are committed to compliance with our agreements and commitments and are taking actions to do so, we may not be able to reduce our commercial real estate loan concentrations or problem and potential problem assets quickly enough to fulfill expectations of the banking regulators. The agreement with the OCC does not require that Stillwater National maintain any specific capital ratios; however, Stillwater National has informally agreed to maintain a Tier I leverage ratio of at least 8.5% and a total capital ratio of at least 12.5%. At December 31, 2009, Stillwater National’s capital ratios significantly exceeded these levels and the regulatory minimums for well-capitalized status. An inability to sufficiently reduce our commercial real estate loan concentrations and problem and potential problem assets or a decrease in capital ratios below the levels to which Stillwater National has informally committed could lead to a need to raise additional capital upon terms which may not be favorable to our existing securities holders and additional regulatory restrictions which could further limit our operations.

The Federal Reserve has not completed its 2010 examination of us. It is possible that, based upon its examination, the Federal Reserve will seek to have us provide additional commitments or otherwise to subject us to additional requirements or restrictions.

Our decisions regarding the fair value of assets acquired could be inaccurate, and our estimated loss share receivable in FDIC-assisted acquisitions may be inadequate, which could adversely affect our business, financial condition, results of operations, and future prospects.

In accordance with generally accepted accounting principles, we record assets acquired and liabilities assumed in business combinations at their fair values. The determination of the initial fair values can be complex and involves a high degree of judgment. Goodwill is initially recorded as the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination, and thereafter is tested for impairment at least annually. If the current fair value is determined to be less than the carrying value, an impairment loss is recorded. Our impairment testing of goodwill has not resulted in any losses to date.

Management makes various assumptions and judgments about the collectability of acquired loan portfolios, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of secured loans. In FDIC-assisted acquisitions that include loss share agreements, we may record a loss share receivable that we consider adequate to absorb future losses which may occur in the acquired loan portfolio. In determining the size of the loss share receivable, we analyze the loan portfolio based on historical loss experience, volume, and classification of loans, volume and trends in delinquencies and nonaccruals, local economic conditions, and other pertinent information.

If our assumptions are incorrect, our current receivable may be insufficient to cover future loan losses, and increased loss reserves may be needed to respond to different economic conditions or adverse developments in the acquired loan portfolio. Any increase in future loan losses could have a negative effect on our operating results.

The acquisition of banks, bank branches, and other businesses involves risks.

In the future we may acquire additional banks, branches or other financial institutions, or other businesses. We cannot assure you that we will be able to adequately or profitably manage any such acquisitions. The acquisition of banks, bank branches, and other businesses involves risk, including exposure to unknown or contingent liabilities, the uncertainties of asset quality assessment, the difficulty and expense of integrating the operations and personnel of the acquired companies with ours, the potential negative effects on our other operations of the diversion of management’s time and attention, and the possible loss of key employees and customers of the banks, businesses, or branches we acquire. Our failure to execute our internal growth strategy or our acquisition strategy could adversely affect our business, results of operations, financial condition, and future prospects.

We rely on our management and other key personnel, and the loss of any of them may adversely affect our operations.

We are and will continue to be dependent upon the services of our executive management team. In addition, we will continue to depend on our ability to retain and recruit key commercial loan officers. The unexpected loss of services of any key management personnel or the inability to recruit and retain qualified personnel in the future could have an adverse effect on our business and financial condition. Banking regulations adopted in connection with federal stimulus legislation may make it more difficult to retain and recruit senior managers.

Competition may decrease our growth or profits.

We compete for loans, deposits, and investment dollars with other banks and other financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources than ours. Credit unions have federal tax exemptions, which may allow them to offer lower rates on loans and higher rates on deposits than taxpaying financial institutions such as commercial banks. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. Other institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products. These differences in resources, regulation, competitive advantages, and business strategy may decrease our net interest margin, may increase our operating costs, and may make it harder for us to compete profitably.

CERTAIN REGULATORY MATTERS

Our levels of nonperforming assets and our concentrations in commercial real estate loans have led to agreements with and commitments to our banking regulators.

Under the terms of a January 27, 2010 Agreement with the OCC, Stillwater National is required to submit written plans to the OCC and to take action required relating to the following items:

•	establishing and ensuring compliance with a plan to reduce credit risk and improve loan portfolio management;

•	eliminating credit weaknesses in nonperforming and potential problem loans;

•	on-going review and grading of Stillwater National’s loan portfolio;

•	improving Stillwater National’s position regarding nonperforming and potential problem loans and other real estate owned;

•	improving loan portfolio concentration risk management;

•	preparation of a three-year capital plan; and

•	establishing and operating a loan workout department.

In addition, Stillwater National is required to obtain OCC approval before:

•	increasing its use of brokered deposits above December 31, 2009 levels; or

•	declaring dividends.

The compliance committee of the Board of Directors of Stillwater National submits quarterly reports to the OCC setting forth a description of the actions needed to achieve full compliance with the formal agreement, actions taken to comply, and the results and status of these actions.

The agreement with the OCC does not require that Stillwater National maintain any specific capital ratios; however, Stillwater National has informally agreed to maintain a Tier 1 leverage ratio of at least 8.5% and a total capital to risk weighted assets ratio of at least 12.5%.

Stillwater National remains well-capitalized for regulatory purposes and exceeds the general minimum ratios for well-capitalized status and the higher level to which we have committed. At December 31, 2009, Stillwater National had a Tier 1 leverage ratio of 11.37%, a Tier 1 risk based capital ratio of 12.00%, and a total capital to risk weighted assets ratio of 13.84%. Generally regulatory minimums to be well-capitalized are a Tier 1 leverage ratio of 5.00%, a Tier 1 risk based capital ratio of 6.00%, and a total capital to risk weighted assets ratio of 10.00%.

We have made informal commitments to the Federal Reserve which require us to provide prior notice of the declaration and payment of dividends on trust preferred securities, preferred stock issued to the Treasury Department under the Capital Purchase Program, and common stock, and of planned receipt of dividends from our banking subsidiaries and consulting with the Federal Reserve about those payments. We also have agreed to submit a capital plan to the Federal Reserve and to obtain Federal Reserve approval for any additional borrowings at the holding company level. We do not currently intend to increase our borrowings.

We are firmly committed to our regulatory compliance efforts. We have taken actions to reduce our concentrations in commercial real estate, and will continue to do so, and are diligently working to reduce levels of nonperforming assets.

USE OF PROCEEDS

We estimate that the net proceeds from the sale by us of 4,000,000 shares of our common stock in this offering will be $47,035,000 ($54,122,500 if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discounts and the aggregate offering expenses payable by us.

We intend to use the net proceeds of the offering:

•	to increase our working capital; and

•	for general corporate purposes, including investment in Stillwater National or Bank of Kansas.

We do not have any specific plans, arrangements, agreements, or understandings with any other person for any acquisitions, or for the establishment of new branches or other offices.

Pending such uses, we may invest the net proceeds in marketable investment securities, short-term interest-bearing assets including federal funds transactions, interest-bearing deposits in banks, and similar investments.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2009. Our capitalization is presented on a historical basis and on an as adjusted basis giving effect to the sale of the shares offered by this prospectus supplement, assuming, as of December 31, 2009:

•	the sale of 4,000,000 shares of common stock at a price of $12.50 per share;

•	the net proceeds to us in this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, are $47,035,000;

•	the underwriters’ over-allotment option is not exercised; and

•	the warrant for 703,753 shares of common stock issued to the Treasury Department remains unexercised.

The following information should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements, including the accompanying notes, for the year ended December 31, 2009, included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement.

	At December 31, 2009
	Actual	As Adjusted
	(Dollars in thousands)

Long-term debt:
Subordinated debentures	$81,963	$81,963
Shareholders’ equity:
Serial preferred stock, $1 par value; 2,000,000 shares authorized; 70,000 shares issued and outstanding	67,037	67,037
Common stock, $1 par value; 40,000,000 shares authorized(1); 14,750,713 shares issued and outstanding actual; 18,750,713 shares issued and outstanding as adjusted	14,751	18,751
Paid in capital	49,029	92,064
Retained earnings	178,016	178,016
Accumulated other comprehensive gain	945	945

Total shareholders’ equity	309,778	356,813

Total capitalization	$391,741	$438,776

Consolidated capital ratios:
Average equity to average total assets	10.34%	11.73%
Tangible equity to tangible assets(2)	7.61	8.99
Leverage ratio	12.42	13.75
Tier 1 risk-based capital ratio	13.28	14.89
Total risk-based capital ratio	14.55	16.17

(1)	As of December 31, 2009, there were 20,000,000 authorized shares of common stock. Shareholders approved an increase in the authorized shares of common stock to 40,000,000 shares at their annual meeting on April 22, 2010.

(2)	This is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measures. See “Annex A: Non-GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP-based measure.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Historical Stock Prices

Our common stock is traded on the NASDAQ Global Select Market under the symbol “OKSB.” At March 1, 2010, there were approximately 5,400 record holders of our common stock. The following table shows the range of high and low sale prices for our common stock as reported on the NASDAQ Global Select Market for the periods indicated and the cash dividends declared per share during those periods.

			Dividends
	High	Low	Declared

2008
First Quarter	$18.52	$14.08	$0.0950
Second Quarter	18.29	11.49	0.0950
Third Quarter	23.53	9.83	0.0950
Fourth Quarter	19.55	11.16	0.0950
2009
First Quarter	$13.00	$5.46	$0.0238
Second Quarter	10.61	6.46	0.0238
Third Quarter	14.84	8.43	0.0238
Fourth Quarter	14.28	6.08	0.0238
2010
First Quarter	$10.00	$5.96	$0.0000
Second Quarter (through April 26, 2010)	15.60	8.16

Dividend Policy

Our Board of Directors decides whether or not to pay dividends on our preferred and common stock and the amount of any such dividends, each quarter, subject to required regulatory consultations and approvals. In making its decision on dividends, our Board considers operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns, liquidity, and other factors.

Our ability to pay dividends to our shareholders in the past and over the long term largely depends on our receipt of dividends from Stillwater National. Bank of Kansas does not currently pay dividends. The amount of dividends that Stillwater National may pay to us is limited by federal laws and regulations. In addition, the Agreement entered into by Stillwater National requires prior approval of the OCC for any dividend payment by Stillwater National, and we have informally committed to consult with the Federal Reserve prior to declaring or paying any dividend, including interest payments on subordinated debentures, or receiving any dividend from Stillwater National or Bank of Kansas. We also have informally committed to submit any planned borrowing by our holding company for approval. Federal Reserve dividend policies state that funds should not be borrowed to pay dividends. We have no current plans for any additional holding company borrowings. The Federal Reserve could, at any time, prevent us from paying some or all dividends.

We are prohibited from paying dividends on our common stock if the required payments on our Series B Preferred Stock and our subordinated debentures have not been made. We also may decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business.

We currently are not receiving dividends from Stillwater National or Bank of Kansas and are paying dividends on preferred stock and interest on our subordinated debentures from working capital.

We determined not pay any dividend on our common stock for the first quarter of 2010 following consultations with the Federal Reserve. Our Board of Directors has not determined whether to declare dividends on our common stock in the future, and there can be no assurance that our regulators will allow us to pay dividends.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Beneficial owners of more than 5% of our common stock, par value $1.00 per share, are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed reports reporting beneficial ownership that exceeds 5% of our outstanding common stock at March 31, 2010.

	Amount and Nature	Percentage
	of Beneficial	of Shares
Name	Ownership(1)	Outstanding(2)

Polaris Capital Management, Inc.(3)	1,652,336	11.18%
C. S. McKee, L. P.(4)	1,202,740	8.14%
Dimensional Fund Advisors LP(5)	1,063,771	7.20%
BlackRock Inc.(6)	825,183	5.58%

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission and includes shares for which the person has or shares voting or investment power. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by us.

(2)	Calculated by us based upon shares reported as beneficially owned by the listed persons and shares of our common stock outstanding at March 31, 2010.

(3)	The address of Polaris Capital Management, Inc. is 125 Summer Street, Suite 1470, Boston, MA 02110.

(4)	The address of C. S. McKee, L. P. is One Gateway Center, 8th Floor, Pittsburgh, PA 15222.

(5)	The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(6)	The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with Stifel, Nicolaus & Company, Incorporated and Stephens Inc. as the representatives of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of shares of common stock set forth opposite its name in the table below.

Number of
Name	Shares

Stifel, Nicolaus & Company, Incorporated	3,000,000
Stephens Inc.	1,000,000

Total	4,000,000

The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase our shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of common stock offered by this prospectus supplement, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Offering Price

We have been advised that the underwriters propose to offer the shares of common stock to the public at the offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $0.4125 per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $0.10 per share to certain brokers and dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

Electronic Prospectus Delivery

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus electronically. Stifel, Nicolaus & Company, Incorporated and Stephens Inc. as representatives for the several underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus supplement or accompanying prospectus.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 600,000 additional shares of our common stock at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional shares of our common stock in proportion to their respective initial purchase amounts. We will be obligated to sell the shares of our common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of our common stock offered by this prospectus supplement.

Commissions and Expenses

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total Without Option	Total With Option
	Per Share	Exercised	Exercised

Public offering price	$12.50	$50,000,000	$57,500,000
Underwriting discount	$0.6875	$2,750,000	$3,162,500

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $215,000.

Lock-Up Agreements

We, our executive officers and directors have agreed that for a period of 90 days from the date of this prospectus supplement (subject to possible extension), neither we nor any of our executive officers or directors will, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, on behalf of the underwriters, subject to certain exceptions, sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. Stifel, Nicolaus & Company, Incorporated in its sole discretion may release the securities subject to these lock-up agreements at any time without notice.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” as set forth below:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market;

•	Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering; and

•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

LEGAL MATTERS

The legality and validity of the securities offered under this prospectus supplement will be passed upon by James I. Lundy, III, Attorney at Law, Washington, DC, BuckleySandler LLP, Washington, DC, and Hert, Baker, Koemel and Ihrig, P.C., Stillwater, OK. Certain legal matters related to this offering are being passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, MO.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in its reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-23064). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) our Annual Report on Form 10-K for the year ended December 31, 2009;

(b) our Current Reports on Form 8-K filed on January 29, 2010, February 26, 2010, March 1, 2010, April 13, 2010, April 19, 2010, April 23, 2010, and April 26, 2010; and

(c) the description of our common stock set forth in our Current Report on Form 8-K filed on March 12, 2010, which was filed solely to set forth a complete, updated description of our common stock.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus supplement or the accompanying prospectus or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You can obtain any of the documents incorporated by reference from us, the SEC, or the SEC’s website as described above. Documents incorporated by reference, including any exhibits specifically incorporated by reference therein, are available from us without charge. You may obtain copies of documents incorporated by reference without charge by requesting them in writing or by telephone from:

Kerby E. Crowell
Executive Vice President,
Chief Financial Officer and Corporate Secretary
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Telephone (405) 742-1808

We also maintain an internet website at www.OKSB.com, from which you can access our reports and other information filed with the SEC and other information regarding us and our business. Information contained on our website is not incorporated by reference in this prospectus, the registration statement containing this prospectus supplement or the accompanying prospectus.

ANNEX A: NON-GAAP FINANCIAL MEASURES

All of the non-GAAP financial measures described below are supplemental to, and are not substitutes for, an analysis based upon GAAP measures. These measures used by us may not be comparable to GAAP or non-GAAP measures reported by other financial institutions. Following are definitions of the non-GAAP measures, the reasons they are included in this prospectus supplement, and reconciliations of the ratio of tangible common equity to tangible assets and tangible book value per common share to the most directly comparable GAAP-based measures.

Tangible book value per common share is defined as tangible common equity divided by total common shares outstanding. We believe that this measure is important to many investors who are interested in the amount of our book value per common share that is attributable to goodwill. Goodwill, an intangible asset that is recorded in business combinations, has the effect of decreasing our tangible book value while not increasing our total book value, and is subject to impairment testing at least annually.

Tangible common equity to tangible assets is defined as total shareholders’ equity reduced by preferred equity and goodwill divided by total assets less goodwill. We believe that this measure is important to many investors who are interested in the amount of shareholders’ equity relative to assets that is attributable to preferred stock and goodwill.

	As of the Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Tangible Common Equity
Total shareholders’ equity	$309,778	$302,203	$217,609	$197,510	$170,444
Less:
Preferred stock	(67,037)	(66,392)	—	—	—
Goodwill	(6,811)	(7,071)	$(7,064)	$(1,213)	$(194)

Tangible common equity	$235,930	$228,740	$210,545	$196,297	$170,250

Tangible Assets
Total assets	$3,108,291	$2,879,762	$2,564,298	$2,170,628	$2,099,639
Less goodwill	(6,811)	(7,071)	(7,064)	(1,213)	(194)

Tangible assets	$3,101,480	$2,872,691	$2,557,234	$2,169,415	$2,099,445

Tangible Book Value per Common Share
Book value per common share	$16.46	$16.18	15.16	13.87	12.16
Effect of intangible assets	(0.47)	(0.49)	(0.50)	(0.09)	(0.02)

Tangible Book Value per Common Share	$15.99	$15.69	$14.66	$13.78	$12.14

Tangible Common Equity to Tangible Assets
Total shareholders’ equity to tangible assets	9.99%	10.52%	8.51%	9.10%	8.12%
Effect of preferred stock	(2.16)	(2.31)	—	—	—
Effect of goodwill	(0.22)	(0.25)	(0.28)	(0.05)	(0.01)

Tangible Common Equity to Tangible Assets	7.61%	7.96%	8.23%	9.05%	8.11%

The elements we use to calculate core deposits and core funding, which are intended to measure relatively more stable funding sources, and wholesale funding, which is intended to measure less stable funding sources, are shown below. We believe these measures are important to many investors who are interested in our liquidity and the potential sensitivity of our funding sources to changes in interest rates in the economy or our financial condition or reputation. Total funding is defined as core funding plus wholesale funding.

As of
December 31, 2009

Core Funding
Total deposits	$2,592,730
Less:
Brokered time deposits	417,420
Brokered money market deposits	127,320

Non-brokered deposits	2,047,990
Plus:
Sweep repurchase agreements	23,259

Core funding	$2,071,249

Wholesale funding
FHLB borrowings	$68,560
Fed Funds Purchased	10,060
Brokered deposits	544,740
Net other funding	1,143

Wholesale funding	$624,503

Total Funding	$2,695,752

Brokered deposits to total funding	20.21%
Brokered deposits to total deposits	21.01%
Brokered deposits to total funding	20.21%
Wholesale funding to total funding	23.17%

PROSPECTUS

Common Stock
Serial Preferred Stock
Debt Securities
Depositary Shares
Rights
Warrants
Units

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $100,000,000. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If an offering of securities involves any underwriters, dealers, or agents, the prospectus supplement will identify the underwriters, dealers, or agents and will provide information regarding any fees, commissions, or discount arrangements made with such underwriters, dealers, or agents.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “OKSB.”

You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement, and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is March 16, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or delayed offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $100,000,000.

This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the SEC’s website at www.sec.gov or at its office mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, we refer to common stock, serial preferred stock, subordinated debentures, depositary shares, rights, and units collectively as “securities.” The terms “we,” “us,” and “our” refer to Southwest Bancorp and our subsidiaries; except that in the discussion of our capital stock and related matters these terms refer solely to Southwest Bancorp and not to any of our subsidiaries.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, as well as those contained in any applicable prospectus supplement. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-23064). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or the applicable prospectus supplement or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Our Annual Report on Form 10-K for the year ended December 31, 2009;

(b) Our Current Reports on Form 8-K filed on January 29, 2010, February 26, 2010, and March 1, 2010; and

(c) The description of our common stock set forth in our Current Report on Form 8-K filed on March 11, 2010, which was filed solely to set forth a complete, updated description of our common stock, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You can obtain any of the documents incorporated by reference from us, the SEC, or the SEC’s website as described above. (See “Where You Can Find More Information” on page 2.) Documents incorporated by reference, including any exhibits specifically incorporated by reference therein, are available from us without charge. You may obtain copies of documents incorporated by reference without charge by requesting them in writing or by telephone from:

Kerby E. Crowell
Executive Vice President,
Chief Financial Officer and Corporate Secretary
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Telephone (405) 742-1800

We also maintain an internet website at www.banksnb.com, from which you can access our reports and other information filed with the SEC and other information regarding us and our business. Information contained on our website is not incorporated by reference in this prospectus, the registration statement containing this prospectus, or any prospectus supplement, unless expressly stated otherwise in this prospectus or any prospectus supplement.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, the documents incorporated by reference into it, and any prospectus supplements that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance and the financial performance of our operating segments;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of economic conditions on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC.

The cautionary statements in this prospectus, any prospectus supplement, and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus or any prospectus supplement, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

SOUTHWEST BANCORP, INC.

Southwest Bancorp is the holding company for Stillwater National Bank and Trust Company (“Stillwater National”) and Bank of Kansas. Through our subsidiaries, we offer commercial and consumer lending, deposit, and investment services and specialized cash management, consulting, and other financial services from offices in Oklahoma, Texas, and Kansas and on the internet, through SNB DirectBanker®.

We focus on converting our strategic vision into long-term shareholder value. Our strategic vision includes a commercial banking model and a community banking model focused on more traditional banking operations in our three-state market. At December 31, 2009, our eleven Oklahoma offices accounted for $933.2 million in loans, or 36% of total portfolio loans, our seven Texas offices accounted for $1.1 billion in loans, or 40% of total portfolio loans, our nine Kansas offices accounted for $359.6 million in loans, or 14% of total portfolio loans, and the Other States Banking segment accounted for $277.5 million in loans, or 11% of total portfolio loans.

Our banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customers’ needs for speed, efficiency, and information and complement more traditional banking products. We have developed a highly automated lockbox, imaging, and information service for commercial customers called “SNB Digital Lockbox” as well as deposit products that automatically sweep excess funds from commercial demand deposit accounts and invest them in interest bearing funds. Other specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently.

We maintain close relationships with businesses, professionals, and their principals to fulfill their banking needs throughout their business development and professional lives.

We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. We became a public company in late 1993 with assets of approximately $434.0 million. At December 31, 2009, we had total assets of $3.1 billion, deposits of $2.6 billion, and shareholders’ equity of $309.8 million.

Our common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest Capital Trust II’s preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.

Our principal executive offices are located at 608 South Main Street, Stillwater, Oklahoma 74074. Our telephone number is (405) 742-1800.

USE OF PROCEEDS

We intend to use the net proceeds from sales of our securities as set forth in the applicable prospectus supplement or pricing supplement relating to a specific issuance of securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the five fiscal years ended December 31, 2009 is as set forth in the table below. No shares of any class of preferred stock were outstanding during any annual period shown prior to 2008. Consequently, the ratios of earnings to fixed charges and preferred dividends for the three years ended December 31, 2007 are the same as the ratios of earnings to fixed charges.

	Year Ended December 31,
	2009		2008		2007		2006		2005

Ratio of earnings to fixed charges:
Including interest on deposits	1.36	x	1.33	x	1.41	x	1.54	x	1.67	x
Excluding interest on deposits	2.36	x	2.93	x	4.04	x	3.99	x	4.04	x

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•	income before taxes; and

•	fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•	interest expenses, including interest on deposits; and, in the second alternative shown above, excluding interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, serial preferred stock, debt securities, depositary shares, rights, warrants, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

Common Stock

Under our Certificate of Incorporation, we have the authority to issue up to 20,000,000 shares of our common stock, par value $1.00 per share, of which 14,750,713 shares were issued and outstanding as of December 31, 2009. As of December 31, 2009, there were 1,214,474 shares of our common stock reserved for issuance under our benefit plans and 703,753 shares reserved for issuance under a warrant (the “Warrant”) issued in connection with our sale of securities to the United States Department of the Treasury (the “Treasury”) under its Capital Purchase Program. (See “Description of Outstanding Capital Purchase Program Securities” on page 16.) Our board of directors has proposed that shareholders approve an amendment to our Certificate of Incorporation to increase the number of shares we are authorized to issue from 20,000,000 to 40,000,000 at our annual meeting of shareholders scheduled for April 22, 2010. The affirmative vote of a majority of the outstanding shares entitled to vote thereon is required for approval of this amendment.

Each share of common stock is entitled to one vote on all matters submitted to shareholders, except that in the election of directors, cumulative voting is permitted, which means that each holder has the right to cast as many votes in the aggregate as equal the total number of shares held by the shareholder multiplied by the number of directors to be elected, and may cast the whole number of votes to which the shareholder is entitled for any one or more candidates in his or her discretion.

Holders of shares of common stock do not have preemptive rights to subscribe for shares of common stock or any other class of stock that may be issued in the future. The shares of common stock are not subject to redemption and, upon receipt by us of the full purchase price therefor, will be fully paid and nonassessable.

Each share of common stock participates equally in dividends which are payable when, as and if declared by our board of directors out of funds legally available for such purpose and is entitled to share equally in our assets available for distribution to shareholders in the event of our liquidation. If any shares of serial preferred stock or Class B serial preferred stock are issued, such shares may have priority in dividends or liquidation over shares of common stock. (See “Description of Outstanding Capital Purchase Program Securities” on page 16.)

Restrictions on Changes in Control

Our Certificate of Incorporation requires the affirmative vote of not less than 80% of the outstanding voting stock to authorize the merger or consolidation of us with, or a sale, exchange, or lease of 25% or more of our assets to, any person or entity, unless approval of the transaction is recommended by at least a majority of our entire board of directors.

Under Article XIII of our Certificate of Incorporation, the holders of at least 80% of the outstanding shares of voting stock and at least a majority of our outstanding shares of voting stock not including shares held by a “related person,” would be required to approve certain business combinations. The increased voting requirements would apply in connection with business combinations involving a related person, except in cases where the proposed transaction was approved in advance by two-thirds of the members of our board of directors who are unaffiliated with the related person and who were directors prior to the time when the related person became a related person (the “continuing directors”). The term “related person” is defined to include any individual, corporation, partnership, or other entity that owns beneficially or controls, directly or indirectly, 10% or more of our outstanding shares of voting stock. A “business combination” is defined to include: (i) any merger or consolidation of us with or into any related person; (ii) any sale, lease, exchange, mortgage, transfer or other disposition of all or a substantial part of our assets or the assets of a subsidiary to any related person (the term “substantial part” is defined to include more than 25% of our total assets); (iii) any merger or consolidation of a related person with or into us or a subsidiary of us; (iv) any sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of a related person to us or a subsidiary of us; (v) the issuance of any of our securities or of our subsidiary to a related person; (vi) any reclassification of our common stock, or any recapitalization involving our common stock; (vii) the acquisition by us of any securities of the related person; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

Under the Oklahoma General Corporation Act, mergers, consolidations, and sales of substantially all of the assets of an Oklahoma corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. We are subject to Section 1090.3 of the Oklahoma General Corporation Act, however, which restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries) and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (excluding persons who were 15% shareholders on September 1, 1991, or who become such by action of the corporation alone) (an “interested shareholder”). For a period of three years following the date that a shareholder became an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder. This restriction does not apply if: (1) before such person became an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder’s becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by: (i) persons who are directors and also officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. We may exempt ourselves from the requirements of the statute by adopting an amendment to our Certificate of Incorporation.

Our board of directors is composed of twelve members. Prior to the 2009 annual meeting, we had a classified Board, and members of each class were elected to serve for staggered three-year terms. At the 2008 annual meeting, shareholders approved an amendment to our Certificate of Incorporation to provide for the election of directors for one-year terms, beginning with the 2009 annual meeting. The directors elected at the 2010 annual meeting will be elected to one-year terms. The terms of the directors elected at the 2008 annual meeting will expire at the 2011 annual meeting.

Under our Certificate of Incorporation and Bylaws any director or the entire board may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of our outstanding shares of capital stock entitled to vote generally in the election of directors, cast at a meeting of shareholders called for that purpose. Additionally, the number of directors may be increased to as many as 21 (exclusive of directors, if any, to be elected by holders of our preferred stock, voting separately as a class) or decreased to as few as three by the board of directors, but no decrease shall result in the shortening of the term of any incumbent director. Vacancies in the board, however caused, and newly created directorships shall be filled by a vote of two-thirds (2/3) of the directors then in office, whether or not a quorum.

Our Certificate of Incorporation and Bylaws provide that special meetings of shareholders for any purpose can only be called by our board of directors or by a committee of our board of directors which has been duly designated by the board. Neither shareholders nor any other person or persons may call a special meeting.

Our Certificate of Incorporation provides that the affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally on the election of directors is required to amend the provisions regarding election and removal of directors, amendment of our Certificate of Incorporation and Bylaws, indemnification, director liability, and certain business combinations and other transactions. The Bylaws may be repealed, altered, amended, or rescinded by a vote of a majority of the board of directors or by the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the shareholders called for that purpose.

Our Certificate of Incorporation authorizes us to issue shares of common stock and shares of serial preferred stock from time to time as approved by the board of directors without the approval of the shareholders. Our ability to issue additional shares could be construed as having an anti-takeover effect because it can dilute the voting or other rights of the proposed acquiror or create a substantial voting block in institutional or other hands.

Our Certificate of Incorporation provides that nominations for the election of directors and proposals for any new business to be taken up at an annual or special meeting of shareholders may be made by the board of directors or by any shareholder entitled to vote generally in the election of directors. However, in order for a shareholder to make any such nominations or proposals, he or she must give notice in writing of such nomination or proposal to the Secretary not less than 30 nor more than 60 days prior to any such meeting unless less than 40 days notice of the meeting has been given to shareholders in which case notice may be given up to the tenth day following notice to the shareholders.

Our Severance Compensation Plan contains provisions that may also deter acquisitions of control by requiring payments to participants upon termination following a change-in-control.

In addition, acquisitions of control of us must also be approved by the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act and the Federal Change in Bank Control Act.

The foregoing summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our By-laws and to the Oklahoma General Corporation Law.

Serial Preferred Stock

General

In this section, we describe the general terms of serial preferred stock we may offer.

Our Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of serial preferred stock, $1.00 par value per share, in two classes of 1,000,000 each. As of the date of this prospectus, 70,000 shares of Fixed Rate Cumulative Preferred Stock Series B were issued and outstanding, no other shares of serial preferred stock were issued or outstanding, and 1,930,000 shares of serial preferred stock were available for designation and issuance. The following description applies to both classes unless otherwise stated (See “Description of Outstanding Capital Purchase Program Securities” on page 16.) We also may issue depositary shares, each of which would represent a fractional interest in serial preferred stock, as described later in this Prospectus.

Our board of directors may (or may direct a board committee to) authorize the issuance of one or more series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of serial preferred stock, when issued and sold, will be fully paid and nonassessable.

The number of shares and all of the relative rights, preferences, and limitations of the respective series of preferred stock authorized by the board of directors (or a committee established by the board of directors) will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

•	the distinctive serial designation and the number of shares constituting such series;

•	the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

•	the voting powers, full or limited, if any, of the shares of such series;

•	whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which, such shares may be redeemed;

•	the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption, or other acquisition by us or any subsidiary of, the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation;

•	whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

•	whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of Southwest and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

•	the subscription or purchase price and form of consideration for which the shares of such series shall be issued;

•	whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Each share of each series of serial preferred stock will have the same relative powers, preferences, and rights as, and will be identical in all respects to, all the other shares of the same series.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock which may be issued is qualified by reference to the provisions of the applicable certificate of designations establishing the terms of such series.

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Please see “Description of Outstanding Capital Purchase Program Securities” at page 16 for a description of our outstanding shares of Series B Preferred.

Dividends

If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of preferred stock, when and as declared by the board of directors or the committee, out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends. We will pay dividends on the preferred stock to the holders of record on that record date.

We will not declare, pay, or set aside for payment any dividends on any preferred stock ranking in parity as to payment of dividends with the preferred stock unless we declare, pay, or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock ranking junior or in parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):

•	declare, pay, or set aside for payment any dividends, other than dividends payable in our common stock;

•	make other distributions;

•	redeem, purchase, or otherwise acquire our common stock or junior preferred stock for any consideration; or

•	make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange

The applicable prospectus supplement will indicate whether and on what terms the shares of preferred stock will be convertible into or exchangeable for shares of any other class, series, or security or any other property (including whether the conversion or exchange is mandatory and at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion, exchange price, or rate, and the circumstances or manner in which the amount of preferred stock or other securities issuable upon conversion or exchange may be adjusted).

Redemption

The applicable prospectus supplement will indicate whether, and on what terms, shares of any series of preferred stock will be subject to mandatory redemption or a sinking fund provision. The applicable prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights

In the event that we liquidate, dissolve, or wind up our affairs, the holders of shares of preferred stock will be entitled to receive, out of our assets available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution, or winding up, or to holders of our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution, or winding up. Unless otherwise provided in the applicable prospectus supplement, a consolidation or merger with or into another corporation, a merger of another corporation with or into Southwest, or a sale or transfer of all or part of our assets for cash or securities will not be considered a liquidation, dissolution, or winding up.

If, upon any liquidation, dissolution, or winding up of our affairs, assets then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking in parity with the preferred stock as to rights upon liquidation, dissolution, or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting Rights

Unless otherwise determined by our board of directors and indicated in the applicable prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable, issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation or dissolution, or amend, alter, or repeal the provisions of our Certificate of Incorporation or of the resolutions contained in the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any power, preference, or special right of the outstanding preferred stock or its holders.

We will file copies of the certificates of designation as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K. We urge you to read the applicable certificates of designation and prospectus supplements and any other offering material in their entirety because those documents, and not these descriptions, will define your rights as a holder of serial preferred stock.

Debt Securities

In this section, we describe the general terms and provisions of the debt securities that we may offer. The specific terms of any debt securities will be described in the applicable prospectus supplement relating to those debt securities and other offering materials we may provide.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as our creditors from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. We may issue senior or subordinated debt securities under one or more indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under one or more senior indentures and subordinated debt securities will be issued under one or more subordinated indentures. Any senior debt indentures and the subordinated debt indenture are referred to individually in this prospectus as an “indenture” and collectively as the “indentures.” This prospectus outlines briefly the provisions of the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the applicable prospectus supplement relating to such series of debt securities. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

The indentures will contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indentures. This summary is subject to and is qualified in its entirety by reference to the provisions of the indentures, including definitions of terms used in the indentures. Your rights will be defined by the terms of the applicable indenture, not the summary provided here. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

We may issue debt securities, from time to time, with the principal amount, interest, or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities, or baskets of securities, commodity prices, indices, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States Federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

The applicable prospectus supplement will set forth the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

We generally will have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

We will file copies of the indentures as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K. We urge you to read the applicable indentures and prospectus supplement and any other offering material in their entirety, because those documents, and not these descriptions, will define your rights as a holder of debt securities.

Depositary Shares

In this section, we describe the general terms and provisions of the depositary shares that we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in serial preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in serial preferred stock and would be represented by a depositary receipt.

The serial preferred stock underlying each series of depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of serial preferred stock represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the serial preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. Unless otherwise provided in the applicable prospectus supplement or required by law, a deposit agreement may be terminated by either the depositary or us only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution, or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock. The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares, and the terms of the underlying preferred stock.

The foregoing summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares. The description in the applicable prospectus supplement and other offering material of any depositary shares will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement. We will file copies of the forms of the depositary agreements as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K. We urge you to read the applicable agreements and the applicable prospectus supplement and any other offering material in their entirety, because those documents, and not these descriptions, will define your rights as a holder of depositary shares.

Rights

We may issue rights to purchase any of the other securities described in this prospectus to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the kind and aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters, or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement. We will file copies of the forms of the rights agreements and as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K. We urge you to read the applicable rights agreement and the applicable prospectus supplement and any other offering material in their entirety, because those documents, and not these descriptions, will define your rights as a holder of rights.

Warrants

In this section, we describe the general terms and provisions of the warrants to purchase securities that we may offer. We may issue, together with other securities or separately, warrants to purchase our common stock, serial preferred stock, or depositary shares. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. Federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility; and

•	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution, or winding-up or to exercise voting rights, if any.

Each warrant will entitle the holder thereof to purchase for cash the amount of shares of common stock or preferred stock or depositary share at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement. We will file copies of the forms of the warrant agreements and as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K. We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety, because those documents, and not these descriptions, will define your rights as a holder of warrants.

Units

In this section, we describe the general terms and provisions of the units that we may offer. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement. We will file copies of the forms of the unit agreements as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K. We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety, because those documents, and not these descriptions, will define your rights as a holder of units.

DESCRIPTION OF OUTSTANDING CAPITAL PURCHASE PROGRAM SECURITIES

The following is a brief description of the terms of our Series B Preferred issued to the Treasury under its Capital Purchase Program in December 2008. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, a copy of which was filed by us with the SEC as an exhibit to our Current Report on Form 8-K dated December 8, 2008 (the “Certificate of Designations”).

Serial Preferred Stock

As of the date of this prospectus, there were 70,000 shares of Series B Preferred outstanding.

Dividends Payable on Shares of Series B Preferred

Holders of shares of Series B Preferred are entitled to receive if, as, and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred with respect to each dividend period from December 5, 2008 to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series B Preferred are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred with respect to each dividend period thereafter.

Dividends on the Series B Preferred are payable quarterly in arrears on each February 15, May 15, August 15, and November 15 (each, a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance, no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B Preferred are payable to holders of record of shares of Series B Preferred on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series B Preferred, we are required to provide written notice to the holders of shares of Series B Preferred prior to the applicable dividend payment date. Unpaid dividends on the Series B Preferred will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred ranks:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series B Preferred; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred (“parity stock”) with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution, or winding-up.

So long as any shares of Series B Preferred remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.

In addition, we may not purchase, redeem, or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series B Preferred for all prior dividend periods, other than:

•	purchases, redemptions, or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization, or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•	redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•	the exchange or conversion of (i) junior stock for or into other junior stock, or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid or declared and funds set aside therefor, on the Series B Preferred and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series B Preferred), with respect to the Series B Preferred and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock, or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B Preferred from time to time out of any funds legally available for such payment, and the Series B Preferred shall not be entitled to participate in any such dividends.

Redemption

The Series B Preferred may be redeemed by us at any time, in whole or in part, subject to the consultation with the Federal Reserve Board and the notice requirements described below. In any redemption, the redemption price of the Series B Preferred shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series B Preferred is not subject to any mandatory redemption, sinking fund, or similar provisions. Holders of shares of Series B Preferred have no right to require the redemption or repurchase of their shares of Series B Preferred.

In the case of any redemption of less than all of the shares of Series B Preferred, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable. Furthermore, if we repurchase shares of Series B Preferred from a holder other than the Treasury, we must offer to repurchase a ratable portion of the shares of Series B Preferred then held by the Treasury.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, holders of Series B Preferred will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series B Preferred will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B Preferred.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B Preferred has been paid in full to all holders of Series B Preferred and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series B Preferred will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange, or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution, or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, holders of Series B Preferred will not have any voting rights.

Election of Two Directors upon Non-Payment of Series B Dividends.  If dividends on the Series B Preferred have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Series B Preferred, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Series B Preferred for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B Preferred and Voting Parity Stock to elect Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately, and the number of authorized directors on our board will be reduced by the number of Preferred Stock Directors that the holders of Series B Preferred and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series B Preferred and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series B Preferred and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

Other Voting Rights.  So long as any shares of Series B Preferred are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of the Certificate of Designations or our Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred with respect to either or both of the payment of dividends and/or the distribution of assets on our liquidation, dissolution, or winding up;

•	any amendment, alteration, or repeal of any provision of the Certificate of Designations or our Certificate of Incorporation so as to adversely affect the rights, preferences, privileges, or voting powers of Series B Preferred; or

•	any consummation of a binding share exchange or reclassification involving the Series B Preferred or a merger or consolidation of us with another entity, unless the shares of Series B Preferred remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred or preference securities have rights, references, privileges, and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred to effect the redemption.

Warrant to Purchase Common Stock

The following is a brief description of the terms of the Warrant. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Warrant, a copy of which was filed by us with the SEC as an exhibit to our Current Report on Form 8-K, dated December 8, 2008.

Shares of Common Stock Subject to the Warrant

The Warrant is exercisable into up to 703,753 shares of our common stock. The number of shares subject to the Warrant is subject to adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $14.92 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 5, 2018. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the Warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the Warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder

The Warrantholders shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant.

Transferability

The Warrant, and all rights under the Warrant, are transferable.

Adjustments to the Warrant

The number of shares of our common stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:

In the case of stock splits, subdivisions, reclassifications, or combinations of common stock.  The number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine, or reclassify shares of our common stock.

In the case of issuance of common stock (and convertible securities) for less than 90% of the market price on the last trading day preceding the date of the agreement on pricing such shares.  Until the earlier of (i) the date on which the initial selling securityholder no longer holds the Warrant or any portion thereof and (ii) December 5, 2011, if we issue shares of our common stock (or securities convertible or exercisable into shares of our common stock) for less than 90% of the market price of our common stock on the last trading day prior to pricing such shares, the number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted. Adjustments will not be made if shares are issued as part of merger consideration, benefit or compensation plans, a registered or Rule 144A offering, or preemptive rights existing as of December 5, 2008.

Other Distributions.  In the event we make a distribution of securities, evidences of indebtedness, assets, cash, rights, or warrants to holders of our common stock, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of pro rata repurchase of common stock.  A “pro rata repurchase” is defined as any repurchase of shares of common stock by us pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder or any other offer available to substantially all holders of our common stock. In any such transaction, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a merger, consolidation, statutory share exchange, reclassification of our common stock, or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”).  In the event of a business combination, the Warrantholder’s right to receive the Warrant Shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities which the Warrantholder would have been entitled to receive upon consummation of the business combination if the Warrantholder had exercised the Warrant prior to such business combination.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:

•	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

•	directly to one or more purchasers in negotiated purchases or in competitively bid transactions;

•	through designated agents; or

•	directly to holders of warrants exercisable for our securities upon the exercise of warrants.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

Not in limitation of the foregoing, the maximum compensation to be received by any participating FINRA members will not be greater than eight percent (8%) for the sale of any securities being registered pursuant to SEC Rule 415.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NASDAQ. Any common stock sold pursuant to a prospectus supplement will be listed on NASDAQ, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. These activities by the underwriters may stabilize, maintain, or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by James I. Lundy, III, Attorney at Law, Washington, DC and BuckleySandler LLP, Washington, DC.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

4,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Stifel Nicolaus

Stephens Inc.

April 27, 2010